PEOPLES BANCORP
              212 West Seventh Street o Auburn, Indiana 46706-1723
                    Phone: (219)925-2500 o Fax: (219)925-1733



                                                               December 12, 2000


Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Peoples Bancorp, the holding company for Peoples Federal Savings Bank of DeKalb County (Bank). The meeting will be held at the Ramada Limited and Suites, located at 306 Touring Drive, Auburn, Indiana 46706, on, Wednesday, January 10, 2001, at 2:00 p.m. local time.

As described in the accompanying materials, the stockholders are being asked at the annual meeting to elect four Directors and approve the appointment of the Company's independent auditors. During the meeting, members of the Company's management will also report on operations and other matters affecting the Company, and will be available to respond to stockholders' questions.

Your vote is very important regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Peoples Bancorp is sincerely appreciated.

Sincerely,

Roger J. Wertenberger
Chairman of the Board

                                 PEOPLES BANCORP
                               212 West 7th Street
                              Auburn, Indiana 46706

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on January 10, 2001


         NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Peoples Bancorp (the "Company"), will be held at the Ramada Limited and Suites, located at 306 Touring Drive, Auburn, Indiana 46706, on, Wednesday, January 10, 2001, at 2:00 p.m. local time (the "Meeting"), for the following purposes:

      1. To elect four directors.

      2. To approve the appointment of Olive LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ending September 30, 2001.

         Execution of a proxy in the form enclosed also permits the proxy holder to vote, in his or her sole discretion, upon such other business as may properly come before the Meeting or any adjournment thereof. As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the Meeting.

         The Board of Directors has selected November 30, 2000, as the record date for the Meeting. Only those stockholders of the Company of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS
[GRAPHIC OMITTED]
Cheryl L. Taylor
Corporate Secretary

Auburn, Indiana
December 12, 2000

                                        2
                                 PEOPLES BANCORP
                             212 West Seventh Street
                              Auburn, Indiana 46706

                         Annual Meeting of Stockholders

                                 PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorp (the "Company"), for use at the annual meeting of the stockholders of the Company to be held on Wednesday, January 10, 2001, and at any adjournments thereof (the "Meeting"). The Annual Report to Stockholders for the fiscal year ended September 30, 2000, and a form of proxy to be voted at the meeting are being furnished to stockholders with this Proxy Statement. The approximate date of mailing of this proxy statement is December 12, 2000.

      The close of business on November 30, 2000, has been selected as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On that date, 3,644,251 shares of the Company's Common Stock, par value $1.00 per share, were outstanding. Stockholders will be entitled to one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders.

      A plurality of the votes cast by stockholders in person or by proxy at the annual meeting will be necessary for approval of Proposal 1 described herein. A majority of the votes cast by stockholders in person or by proxy at the annual meeting will be necessary for approval of Proposal 2.

      All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no instructions are given, signed proxies will be voted in favor of the election of the directors named in this proxy statement and in favor of Proposal 2. Abstentions and broker non-votes (shares as to which a broker indicates that it does not have authority to vote) are counted for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposals presented herein, since such actions do not represent votes cast by stockholders.

      The Board of Directors does not know of any business, other than that described herein, to be presented for action at the annual meeting. However, if any other business is properly presented before the annual meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any stockholder has the power to revoke his proxy at any time before it is voted at the annual meeting by giving written notice of such revocation (including the filing of a duly executed proxy bearing a later date) to Cheryl L. Taylor, the Secretary of Peoples Bancorp, 212 West 7th Street, Auburn, Indiana 46706, or upon request if the stockholder is present at the Meeting and chooses to vote in person.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Three directors will be elected at the meeting to serve for a three-year period and one director will be elected to a two-year term. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

      The Board of Directors unanimously recommends that stockholders vote "FOR" each of the named nominees to the Company's Board of Directors.

      The following table lists the directors and their terms for both Peoples Federal Savings Bank (the "Bank") and the Company. The table also sets forth the number of shares of the Company's Common Stock beneficially owned by the directors of the Company and by the directors and executive officers of the Company as a group as of September 30, 2000.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                                                       Shares of
                                                         Present      Common Stock
                                            Director   Term Expires   Beneficially     Percent
            Name                  Position   Since                       Owned      Of Class (1)
            ----                  --------   -----    -------------      -----      ------------

NOMINEES FOR A THREE YEAR TERM:

Bruce S. Holwerda              Director       1998         2001         1,500(2)            *
G. Richard Gatton              Director       2000         2001        51,307(3)         1.4%
Stephen R. Olsen               Director       2000         2001        15,903(4)          .4%

NOMINEES FOR A TWO YEAR TERM:
Erica D. Dekko                 Nominee                                  3,026(9)            *


DIRECTORS CONTINUING IN OFFICE:

Douglas D. Marsh               Director       1990         2003        10,000(5)          .2%
Maurice F. Winkler III         Director and   1993         2003        54,144(6)         1.4%
                               President
John C. Thrapp                 Director       1990         2002        34,257(7)          .9%
Roger J. Wertenberger          Chairman of    1990         2002       137,379(8)         3.7%
                               The Board

All executive officers and directors of the Company as a group (10 persons)              8.5%

*   Under 0.1%

          1. Computed based upon a total of 3,662,641 issued and outstanding shares of Common Stock as of September 30, 2000.
          2.   All of the shares owned by Mr.  Holwerda  are owned  jointly with
               Mr. Holwerda's wife with shared voting and investment power.
          3.   Includes  23,760  shares  of  Common  Stock  subject  to  options exercisable within 60 days of the voting record date. Also, includes 15,273 shares of Common Stock for which Mr. Gatton shares voting or dispositive power with his spouse, and 12,274 shares he has voting and dispositive power.
          4. Includes 1,364 shares of Common Stock subject to options exercisable within 60 days of the voting record date. Also, includes 9,336 shares of Common Stock for which Mr. Olson shares voting or dispositive power with his spouse, 4,609 shares of Common Stock owned by the spouse of Mr. Olson for which Mr. Olson has no voting or dispositive power and which Mr. Olson disclaims beneficial ownership, and 594 shares that are owned by a partnership that Mr. Olsen claims shared voting and investment power.
          5. Of the shares owned by Mr. Marsh, 1,000 shares are held by Mr. Marsh with sole voting and investment power, and 9,000 shares are held by Mr. Marsh's wife with sole voting and investment power.
          6.   Of the  shares  owned  by Mr.  Winkler,  44,207  are  held by Mr.
               Winkler with sole voting and investment power, 7,066 shares are held by Mr. Winkler's wife with sole voting and investment power, and 2,871 shares are controlled by Mr. Winkler as Trustee under a Trust for the benefit of his children, for which he has sole voting and investment power.
          7. Of the shares owned by Mr. Thrapp, 33,281 shares are held by Mr. Thrapp with sole voting and investment power, and 976 are held by Mr. Thrapp's wife with sole voting and investment power.
          8. Of the shares owned by Mr. Wertenberger, 86,379 shares are held by Mr. Wertenberger with sole voting and investment power, 48,000 shares are held by Mr. Wertenberger's wife with sole voting and investment power, and 3,000 shares are held jointly by Mr. Wertenberger's wife and mother-in-law with shared voting and investment power.
          9. All of the shares owned by Ms. Dekko are owned directly with sole voting and investment power.


The business experience during the past five years of each of the directors is as follows:

     Mr. Wertenberger has served as a director of the Bank since joining the Bank in 1954. Mr. Wertenberger became President of the Bank in January 1964 and Chairman of the Board in January 1979. Mr. Wertenberger serves as a director of Peoples Financial Services, Inc., the Bank's service corporation subsidiary ("Peoples Financial"). Mr. Wertenberger became President, Director, and Chairman of the Board of Peoples Bancorp upon its inception in 1990. Mr. Wertenberger currently serves as Chairman of the Board and a director of Peoples Bancorp.

     Mr. Winkler was appointed to the Board of Directors of the Bank and Company in June 1993. Mr. Winkler joined the Bank in 1979. From 1981 to 1985, he served as the Bank's Controller and in December 1985 became Vice President-Operations. Mr. Winkler is the son-in-law of Roger J. Wertenberger. Mr. Winkler as a director of Peoples Financial. Mr. Winkler assumed the duties of President and Chief Executive Officer of Peoples Bancorp, Peoples Federal Savings Bank, and Peoples Financial Services, Inc. effective October 1, 1996.

     Mr. Holwerda was elected a director of the Bank in 1998. Mr. Holwerda is co-owner of Ambassador Steel Corporation Auburn, Indiana, and serves as Vice President and Chief Operating Officer, positions he has held since 1990. Mr. Holwerda has worked at Ambassador Steel in various capacities since 1979.

     Mr. Gatton has served as President, Chief Executive Officer of Three Rivers Financial Corporation, and a director of First Savings Bank since December 1990. From September 1988 to December 1990, Mr. Gatton served as President and Chief Executive Officer of First National Bank of Wabash, Indiana. Mr. Gatton has been involved in the banking industry since 1966. He also serves as President and a director of Alpha Financial, Inc. ("Alpha Financial"), a subsidiary of First Savings Bank. Upon the merger of Three Rivers Financial Corporation into Peoples Bancorp, Mr. Gatton became a Director of Peoples Bancorp and retained his position as President and Chief Executive Officer of First Savings Bank.

     Mr. Olson has served as Manager of Morton Buildings, Inc., a construction company located in Three Rivers, Michigan, since 1970. Mr. Olson is also on the board of directors of Camp Wakeshma, a non-profit summer youth camp. Mr. Olson became a Director of Peoples Bancorp upon the merger of Three Rivers Financial Corporation into Peoples Bancorp.

     Ms. Dekko has served as a director of Peoples Federal Savings Bank since January of 2000. Ms. Dekko completed her MBA form Notre Dame in 2000. She is a financial Advisor for Dekko Financial Services.

     Mr. Marsh has served as a director of the Bank since 1982. He currently serves as Chairman of the Board of Applied Innovations Inc. in Chicago, Illinois, Regional Director Excel Communications in Dallas, Texas, and Associate of Auburn Realty in Auburn, Indiana. From 1991 to 1996, Mr. Marsh served as Vice President of Sales for Superior Chaircraft, which is a division of JSJ Seating Corporation, Belton, Texas. From 1976 to 1991, Mr. Marsh served as President and Chief Executive Officer of Garrett Industries of Hudson, Indiana. Mr. Marsh also serves as a director of Peoples Financial.

     Mr. Thrapp served as a director and officer of First Federal Savings and Loan Association of Kendallville which merged with the Bank in August 1990. Since 1962, Mr. Thrapp has been an attorney with the firm of Thrapp & Thrapp in Kendallville, Indiana.


        Executive Officers of the Company Who Are Not Directors

      The following table lists the executive officers of Peoples Bancorp.
Name                             Age       Position with Peoples Bancorp

Maurice F. Winkler III            44       President and Chief Executive Officer
Roger J. Wertenberger             68       Chairman of the Board
Cheri L. Taylor                   49       Secretary
Deborah K. Stanger                44       Treasurer

     Mrs. Stanger joined Peoples Federal in 1989 as Controller. Mrs. Stanger was promoted to Vice President and Chief Financial Officer of Peoples Federal in 1996. Mrs. Stanger was named Treasurer of Peoples Bancorp in January 1999.

     Ms. Taylor joined Peoples Federal in April 1986. She has served in various capacities for Peoples and was promoted to insurance agent for Peoples
Financial, Peoples Federal's wholly owned subsidiary, in November 1991. In August of 2000, Ms. Taylor was promoted to Corporate Secretary for Peoples Bancorp.

Corporate Governance and Other Matters

      The Board of Directors of the Company held twelve meetings during the fiscal year ended September 30, 2000. All directors have attended at least 75% of all Board of Directors' and committee meetings.

     Five regular members of the Board of Directors are members of the Executive Committee, which is permitted to act with any three members present in the absence of regularly scheduled Board meetings. The Executive Committee exercises all the authority of the Board of Directors to the extent permitted by the Company's Bylaws. The Executive Committee consists of Roger J. Wertenberger, Chairman, Maurice F. Winkler, John C. Thrapp, John C. Harvey and Douglas D. Marsh. This Committee meets when needed and held no meetings during the fiscal year ended September 30, 2000. The Board of Directors has standing Budget, Audit, and Nominating Committees.

      The Budget Committee establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries, bonuses, and ESOP contributions for all employees and executive officers. The members of the Budget Committee are: John C. Harvey chairman, Douglas D. Marsh, Bruce S. Holwerda and John C. Thrapp. The Budget Committee held four meetings during the fiscal year ended September 30, 2000.

      The Audit Committee reviews and approves the scope of the audit procedures employed by the Company's independent auditors and meets with the auditors to discuss the results of their examination of the Company's financial statements. The Committee reviews the operations of the Company's internal audits performed by management and the results of its audit procedures. In addition, the Committee reviews all reports prepared in connection with the Company's annual examinations by the regulatory authorities. The members of the Audit Committee are: Bruce Holwerda Chairman, and John C. Harvey. The Committee held one meeting during the fiscal year ended September 30, 2000.

      The Nominating Committee meets when director vacancies occur and recommends individuals for nomination to the Company's Board of Directors and to the governing bodies of its subsidiary corporations. The Nominating Committee consists of the Board of Directors. The Committee held one meeting during the fiscal year ended September 30, 2000. The Nominating Committee does not consider nominees recommended by stockholders. Under the Company's Bylaws, however, nominations may be made by stockholders and voted upon at an annual meeting if made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the annual meeting. No nominations for directors except those made by the Nominating Committee or by the stockholders in accordance with the Bylaws shall be voted upon at the annual meeting.

Securities Ownership of Certain Beneficial Owners

      There are no persons known to the Company who own beneficially more than 5% of the Company's common stock as of September 30, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, all
Section 16(a) filing requirements applicable to the Company's officers and directors were complied with.

Transactions With Certain Related Persons

      The Bank has followed the policy of offering loans to the Company's and the Bank's directors, officers and employees for the financing of their principal residences. These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank grants consumer loans to directors, officers, and employees at rates and terms applicable to its other customers.

      The Bank has 13 executive officers and directors, and the aggregate total of loans outstanding to these individuals as of September 30, 2000, was $737,219.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

Summary of Cash and Certain Other Compensation

         The  following   table  sets  forth  summary   information   concerning
compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. No other executive officers of the Company had an annual salary and bonus that exceeded $100,000 during each of the last three fiscal years.

                                        Summary Compensation Table
                                                                        Annual
                                  Compensation
                                                                          Other Annual           All Other
Name and Principal Position        Year       Salary         Bonus      Compensation (1)      Compensation (2)
---------------------------        ----    -- -------       ------     ----------------      ----------------

Maurice F. Winkler III             2000        $110,000    $ 8,250           $15,200               $ 3,300
Chief Executive Officer of         1999         $85,000    $ 9,558           $12,000               $ 4,250
Peoples Bancorp                    1998         $80,000    $ 4,500           $12,000               $ 4,000

G. Richard Gatton                  2000        $104,500    $     0           $ 1,400               $21,403
Chief Executive Officer of         1999        $100,700    $15,000           $     0               $19,163
First Savings Bank                 1998         $96,800    $14,000           $     0               $27,261

(1)     The amount shown represents director's fees.
(2)     The amount shown represents that portion of the Bank's or First Savings Bank's 401K/ESOP contribution allocated to the accounts of Mr. Winkler and Mr. Gatton.


Option Exercises and Holdings

     On November 10, 1998 the Bank's Board of Directors adopted a Stock Option and Incentive Plan ("1998 Plan") which permits the granting of shares of the Company's Common Stock through incentive and non-qualified stock options, as well as stock appreciation rights. Stockholders approved the 1998 Plan on January 13, 1999. The Stock Option Committee administers the 1998 Plan. The members of the Stock Option Committee are Mr. Thrapp, Mr. Marsh, and Mr. Holwerda.

         Under the 1998 Plan, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1998 Plan is 200,000 (subject to adjustment to prevent dilution). The 1998 Plan shall continue in effect for a term of ten (10) years following its adoption unless sooner terminated. A committee of two or more directors appointed by the Board administers the 1998 Plan. Pursuant to the 1998 Plan, officers, directors, key employees and consultants of the Company (or any Affiliate as defined in the 1998 Plan) may be granted options at an exercise price not less than 100% of the fair market value of the Company's Common Stock on the date of the grant. During fiscal 2000, no options were granted. At September 30, 2000, options to purchase 25,000 shares were outstanding under the 1998 Plan.

         During fiscal 2000, the Company's Chief Executive Officer, Maurice F. Winkler III, did not own or exercise any stock options of the Company.

Defined Benefit Pension Plan

         The Bank maintains a defined benefit pension plan (the "Retirement Plan") for all eligible employees (the "Participants"). In order to be eligible to participate, an employee must attain age 21 and complete 1,000 hours of credited service during an eligibility computation period. The Retirement Plan is funded solely by Bank contributions and generally provides for vested benefits to Participants with 100% vesting after five years of credited service. Total Retirement Plan expenses for the fiscal year ended September 30, 2000, were $4,721. At September 30, 2000, the Retirement Plan was fully funded.

         A Participant's benefit at normal retirement age (65) is dependent upon his total years of credited service and his average annual salary for the five consecutive years of highest salary during credited service. However, the benefit so determined is subject to proportionate reduction for credited service of fewer than 30 years at normal retirement age, and is also subject to actuarial reduction for commencement of benefit payment prior to normal retirement age. The Retirement Plan also provides a death benefit payment in the event of death prior to retirement.

         The table below shows estimated annual benefits (computed on the normal life annuity basis) payable under the Company's Retirement Plan to any employee upon retirement in 2000 at age 65 after selected periods of service. There is no benefit reduction for Social Security or other offset amounts.

Remuneration                                   Years of Service
              ----------------------------------------------------------------------------------- --------
               10 Years    15 Years    20 Years    25 Years    30 Years    35 Years    40 Years   45 Years
               --------    --------    --------    --------    --------    --------    --------   --------
   50,000       10,000      15,000       20,000      25,000      30,000      35,000      40,000     45,000
   75,000       15,000      22,500       30,000      37,500      45,000      52,500      60,000     67,500
  100,000       20,000      30,000       40,000      50,000      60,000      70,000      80,000     90,000
  150,000       30,000      45,000       60,000      75,000      90,000     105,000     120,000    135,000
  200,000       40,000      60,000       80,000     100,000     120,000     140,000     160,000    180,000
  250,000       50,000      75,000      100,000     125,000     150,000     175,000     200,000    225,000

Employee Stock Ownership Plan

         401(k) Plan. On November 15, 1988, the Board of Directors of the Bank adopted an Employee Stock Ownership Plan (commonly known as an "ESOP"), which was approved by the stockholders on January 11, 1989.

         On May 1, 1999, the ESOP was amended to convert it into a 401(k) plan. The 401(k) plan provides for employee contributions of between 1% and 15% of salary on a pre-tax basis with matching employer contributions equal to 50% of a participant's contributions up to 6% of salary. The vesting schedule is the same as the vesting schedule under the ESOP. All shares originally contributed to the ESOP were allocated to participants' accounts under the 401(k) plan. Withdrawals under the 401(k) plan are permitted on the attainment of age 591/2 or hardship. Participants are allowed to choose from a variety of investment vehicles to invest their 401(k) accounts and in the absence of a choice by a participant are invested in a money market fund account.

         The ESOP maintained an account for each participant in the ESOP. The ESOP accounts were transferred into each participant's 401(k) plan account. With respect to shares of Common Stock allocated to a participant's account, each participant is entitled to direct the trustee as to the manner of voting such shares. If the Participant fails to so direct the trustee, such unvoted shares will be voted by the trustee only upon instructions from the committee.

         As of September 30, 2000, the 401(k) plan held 53,518 shares of Common Stock, 100% of which has been allocated to participant accounts. The Company contributed $64,235 for the benefit of participants under the 401(k) plan during the fiscal year ended September 30, 2000 and assumed expenses of $5,807 for 401(k) plan administration.

Insurance Plans

         The Bank's officers and employees are provided with hospitalization, major medical, life, accidental death and dismemberment insurance and long-term disability insurance under group plans which are available generally and on the same basis to all full-time employees.

Bonus Plan

         The Bank has a bonus plan for all employees of the Bank. The plan does not apply to employees of subsidiaries or affiliates of the Bank. Under the plan, bonus money is made available to the extent of the net profits of the Bank up to 10% of an employee's base annual salary as defined in the plan. The determination of the amount of a bonus to be paid under the plan is made by the Board of Directors in its sole discretion, after consideration and recommendation by the Budget Committee, based on profitability of the Bank.

         During the fiscal year ended September 30, 2000, bonuses under this plan aggregating $96,517 were paid to employees of the Bank. Amounts allocated under the bonus plan are included in the Summary Compensation Table.

Employment Agreements

         Effective May 18, 2000, Mr. Maurice F. Winkler III, a director and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank entered into an employment agreement with the Company and the Bank. The employment agreement provides for full-time employment for a period of three years as President and Chief Executive Officer of the Bank. The agreement provides for a base salary of $110,000 per year subject to cost of living increases or decreases in certain circumstances. Additionally, upon a change in control of the Company or the Bank, as defined in the agreement, Mr. Winkler will receive 2.99 times his base salary plus 2.99 times the average amount of any bonus compensation earnings during the three year period prior to any change in control, plus certain other benefits as provided for in the agreement. In addition, Mr. Winkler will be eligible to receive such other benefits as are made available to senior executives of the Bank.

         Effective February 29, 2000, upon the merger of Three Rivers Financial Corporation into Peoples Bancorp, Mr. G. Richard Gatton, a director of the Company and the President and Chief Executive Officer of First Savings Bank entered into an employment agreement with Peoples Bancorp. The employment agreement provides for full-time employment for at least three years and a part-time employment for three years at a reduced salary. Each of these periods may be extended upon agreement of the parties. Mr. Gatton will receive a base salary of $104,000 under the employment agreement, which will be reduced to $75,000 upon entering the part-time phase of the agreement, if Mr. Gatton works full time for three years following the effective date and $60,000 if he does not. If Mr. Gatton works for the term provided in the employment agreement, he will receive additional retirement benefits equal to the lost retirement benefits he would have received under the First Savings Bank retirement plan had he remained employed with First Savings Bank until age 65. Moreover, under the employment agreement, Mr. Gatton's unvested stock options will vest upon his termination of employment for any reason. Mr. Gatton will remain President and Chief Executive Officer of First Savings Bank.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company or the Bank, management of the Company and the Bank do not believe that the terms thereof would have a significant anti-takeover effect.

                              Director Compensation

         Directors of the Company receive fees of $200 per month for serving as directors of the Company. Directors of the Bank currently receive $12,000 per year. For the fiscal year ended September 30, 2000, directors' fees for the Company, the Bank, and directors of the Company who also serve as directors of First Savings Bank totaled $98,800. In addition, Directors Emeritus of the Bank are paid for each meeting at a monthly fee equal to the fee they received at the time of retirement from the Board. For the fiscal year ended September 30, 2000, Director Emeritus fees totaled $31,800.

         Directors are also eligible to receive awards under the Company's 1998 Stock Option and Incentive Plan. During 2000 there were no options granted nor were there any outstanding options.

Benefits relating to First Savings Bank

         Under the merger between Three Rivers Financial Corporation and Peoples Bancorp, certain benefits have been maintained for the officers and directors and employees of First Savings Bank.

         401(k) Plan. Effective April 1, 1995, First Savings Bank established a 401(k) plan for all eligible employees. To be eligible, an employee must attain age 21 and complete one year of service with First Savings Bank. Annual contributions to the plan are made at the discretion of First Savings Bank's Board of Directors under a formula provided in the plan based upon each employee's salary. Contributions are allocated among employee members of the plan who were in the employ of First Savings Bank on the last day of the plan year and who have at least 1,000 hours of service during the plan year. Participants may elect to contribute to the plan between 1% and 10% of their base salary. First Savings Bank matches contributions at a rate of $0.50 for every $1.00 contributed by the participant up to the first 6% of the participant's base salary. During the fiscal year ended September 30, 2000, First Savings Bank contributed $21,095 to the First Savings Bank 401(k) plan.

         Contributions by First Savings Bank vest over a six year period commencing at the end of the second full year of plan membership as to 20% of First Savings Bank's contribution and rising 20% a year to 100% at the end of the sixth full year of plan membership. If a participant's employment is terminated for any reason, the participant is entitled only to the vested portion, if any, of his or her account.

         Pension Plan. Effective December 1, 1994, First Savings Bank became a participating employer in a multi-employer pension plan sponsored by the Financial Institutions Retirement Fund (the "Pension Plan"). The terms of the Pension Plan as it relates to First Savings Bank were determined in March 1995. All full-time employees of First Savings Bank are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon completion of five years of service or upon attainment of the normal retirement age of 65. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended.

         The Pension Plan provides for monthly payments to each participating employee at normal retirement age. The annual allowance payable under the Pension Plan is based on an integrated fixed percentage formula which uses the highest five consecutive years' average salary. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning at age 55. The Pension Plan also provides for payments in the event of disability or death. Total Pension Plan expenses for the fiscal year ended September 30, 2000 were $570. At September 30, 2000, the Pension Plan was fully funded. At September 30, 2000, G. Richard Gatton had eight years of credited service under the Pension Plan. If Mr. Gatton were to have retired as of September 30, 2000, Mr. Gatton would be entitled to a pension payment of $1,760 per month beginning upon his attainment of age 65.


         Employee Stock Ownership Plan. In August 1995, First Savings Bank's Board of Directors adopted an ESOP for the exclusive benefit of participating employees. Participating employees are all employees of the Company, First Savings Bank, and their subsidiaries who have attained age 21 and completed one year of service with the Company. The ESOP received a favorable determination letter from the IRS as to the tax-qualified status of the ESOP, subject to certain minor changes to the ESOP.

         The ESOP is funded by contributions made by Peoples Bancorp or First Savings Bank in cash or shares of the Company's Common Stock (Peoples Bancorp Common Stock). The ESOP borrowed $687,700 from First Savings Bank to purchase
74,271 shares. This loan is secured by the shares of Common Stock and earnings thereon. Shares purchased with such loan proceeds are held in a suspense account for allocation among participants as the loan is repaid over a period of 10 years. For the fiscal years ended September 30, 2000 and 1999, $70,044 and $70,044 in principal payments were made on the ESOP loan, respectively. The ESOP compensation expense for the fiscal years ended September 30, 2000 and 1999, was $106,219 and $107,543, respectively. At September 30, 2000, 27,932 shares of Common Stock had been allocated to participants under the ESOP.

         Stock Option Plans. In April 1996, Three Rivers Financial Corporation's Board of Directors adopted, and the stockholders approved, a Stock Option and Incentive Plan (the "Option Plan"). The purpose of the Option Plan is to provide additional incentive to directors and key employees by facilitating their purchase of the stock through incentive and non-qualified stock option, as well as stock appreciation rights. Under the Option Plan, 94,558 shares of Common Stock are reserved for issuance.

         During the fiscal year ended September 30, 2000, no options were granted and options to purchase 9,860 shares were exercised under the Option Plan. As of September 30, 2000, options to purchase 80,249 shares are outstanding under the Option Plan.

     The following sets forth certain information concerning unexercised options held at September 30, 2000 for G. Richard Gatton.

       AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED SEPTEMBER 30, 2000
                            AND FY END OPTION VALUES


Name               Shares       Value     Number of unexercised   Value of unexercised
                   acquired on  realized  options at FY- End      in-the-money options at
                   exercise               exercisable             FY-end exercisable (1)
------------------ ------------ --------- ----------------------- ------------------------
G. Richard Gatton   -0-          $0.00      23,760                     $68,192
------------------ ------------ --------- ----------------------- ------------------------
(1)      The value of unexercised in-the-money options is the difference between
         $14.50,  the closing  price of the Common Stock on September  30, 2000, and $11.63 the exercise price of the options,  multiplied by the number of  exercisable  and  unexercisable  shares  subject  to  the  options, respectively.

         Recognition and Retention Plan and Trust. In April 1996, the Three Rivers Financial Corporation's Board of Directors adopted, and the stockholders approved, the RRP as a means of providing the directors and employees of First Savings Bank and Three Rivers Financial Corporation in a manner designed to encourage such persons to continue their service with First Savings Bank and Three Rivers Financial Corporation. During fiscal year ended September 30, 2000 no shares of restricted stock were granted pursuant to the RRP. At September 30, 2000 grants relating to 12,042 shares were outstanding under the RRP.

Report of the Budget Committee

         The Budget Committee of the Bank establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries and bonuses for all employees and executive officers. All decisions of the Budget Committee are subject to approval by the full Board of Directors. In fiscal 2000, the Board of Directors made no modifications to the Budget Committee's compensation recommendations. In recommending the salaries of the executive officers, the Budget Committee has access to and reviews compensation data for comparable financial institutions. The officers are also evaluated as to their performance during the year and compared to the Bank's performance.

         In making recommendations with respect to executive compensation, the Budget Committee attempts to achieve the following objectives while furthering a policy of cost containment by controlling expenses:
          1. Provide compensation comparable to that which is offered by other similarly situated Financial institutions in order to attract and retain talented executives who are critical to the Company's success;

          2.   Reward  executive  officers  based upon their  ability to achieve
               both  short-  and  long-term   strategic  goals  and  to  enhance
               shareholder value; and

          3. Align the interests of the executive officers with the long-term interests of the stockholders by granting stock options and making ESOP contributions.


         At the present time, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of ESOP contributions. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions and individual performance. Annual incentive bonuses are tied to the Company's net income performance for the current fiscal year. The ESOP has a direct relation to the long-term enhancement of shareholder value. These plans are designed to motivate the employee to increase shareholder value.


         For fiscal year 2000, the Budget Committee recommended, and the Board of Directors approved, a salary of $110,000 and a bonus of $8,250 for Mr. Winkler. In addition, Mr. Winkler received long-term compensation in the form of a $3,300 match to his account under the 401K Plan. In recommending the salary and bonus amounts for Mr. Winkler, the Budget Committee considered the Bank's financial performance, Mr. Winkler's operational performance, and levels of executive compensation at comparable financial institutions. Although Mr. Winkler's compensation is below the median level for the Bank's peer group, the Budget Committee believes that the compensation awarded is consistent with the Bank's efforts to reward performance and control expenses.


Dated:  September 19, 2000                  BUDGET COMMITTEE

                                                     Douglas D. Marsh
                                                     John C. Thrapp
                                                     John C. Harvey

Compensation Committee Interlocks and Insider Participation

         No person who served as a member of the Budget Committee during the 2000 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for John Thrapp, who serves as Asst. Trust Officer of the Bank. During the 2000 fiscal year, no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Budget Committee of the Company or the Bank.

Performance GraphGraphGraph

         The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of the SNL Midwest Thrift Index comprised of all mid-west publicly traded savings and loan associations and savings and loan holding companies over the periods indicated. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

               COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG PEOPLES BANCORP, THE NASDAQ MARKET INDEX, AND THE SNL MIDWEST THRIFT INDEX

      The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                   PROPOSAL 2

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed the firm of Olive LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2001. A proposal to approve the appointment of Olive LLP, will be presented to the Company's stockholders at the Meeting. Representatives of Olive LLP, are expected to be present at the Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they desire.

      The Board of Directors unanimously recommends that stockholders vote "FOR" the appointment of Olive LLP.

                              COSTS OF SOLICITATION

      The Company will pay the costs of this proxy solicitation. To the extent necessary, personnel of the Company in person or may solicit proxies by telephone, telegram or other means. Company personnel will not receive any additional compensation for solicitation of proxies unless such solicitation requires such persons to work overtime. If deemed necessary, the Company may retain a proxy solicitation firm. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred therewith.




                             FORM 10-K ANNUAL REPORT

      THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 2000 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S SECRETARY, 212 WEST 7TH STREET, AUBURN, INDIANA 46706.

                                  OTHER MATTERS

      The management does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDERS' PROPOSALS

      The Company must receive all proposals of stockholders to be presented for consideration at the next annual meeting and included in the proxy statement no later than October 9, 2001.

December 12, 2000                                                PEOPLES BANCORP